AREA DEVELOPER AGREEMENT

Mike's Master Mechanics

Table of Contents

AREA DEVELOPER AGREEMENT

THIS AGREEMENT, entered into this ________ day of __________, 20__, by and between MK Automotive, Inc., a Nevada Corporation dba Mike's Master Mechanics with its principal place of business located at 5833 W. Tropicana Ave. Las Vegas, Nevada 89103 (hereinafter, "Franchisor"), and

[redacted] (hereinafter, "Area Developer").

Both Parties' herein acknowledge:

THE FRANCHISOR:

a. has developed, managed and operated a business and business system (the "Business", "Mike's Master Mechanics") that offers and sells general automotive related services and repairs ("Approved Products and Services"), and includes management programs, brand standards, service programs, business methods, product specifications and proprietary marks and information. The business system provides for business management, sales promotion, advertising programs, Franchisee training, business administration, business operations methods and other procedures and methods related to the operation of the business. These business systems, methods, processes and programs are hereinafter referred to as the "Mike's Master System";

b. is the owner of the Proprietary Marks, as are now specified or as may be hereafter designated as a part of the Mike's Master Mechanics and not thereafter withdrawn;

c. grants to qualified persons the right to become a Area Developer who will be required to develop an agreed upon number of "Mike's Master Mechanics" Businesses, offer new franchises, provide on-going support, training and assistance to Franchisees of the Franchisor who are operating within Area Developer's assigned area and utilizing its business systems, formats, methods, specifications, standards, operating procedures, operating assistance, and Proprietary Marks;

d. continues to develop, use, and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed thereunder, and to represent the Area Developer, the Business and the Mike's Master Mechanics' high standards of quality, appearance, and service;

THE AREA DEVELOPER:

a. acknowledges that he has read this Agreement and the Franchisor's Disclosure Document and acknowledges that he understands the importance of Franchisor's high standards of quality and service and the necessity of operating the business franchised hereunder in conformity with Franchisor's standards and specifications;

b. desires to serve as such in the territory designated herein, wishes to be licensed to use Franchisor's Proprietary Mark and wishes to receive the training and other assistance provided by Franchisor in connection with the operation of the Area Developer franchise (hereinafter the "Franchised Business");

c. understands and acknowledges the importance of Franchisor's high uniform standards of quality, service, and appearance and the importance of ensuring the maintenance of those high standards by all Franchisees of Franchisor in the territory described herein: and

d. understands and acknowledges the importance of assisting Franchisees serviced by Area Developer to provide quality services, achieve maximum sales levels, make maximum efforts to control costs, and fully conform to the Franchisor's policies and procedures as set forth in Franchisor's Confidential Operations Manual.

THEREFORE, the Parties' in consideration of the undertakings and commitments of each Party to the other Party set forth herein, mutually agree as follows:

ARTICLE I

APPOINTMENT OF AREA DEVELOPER

1.1 Franchisor hereby grants to Area Developer, upon the terms and conditions herein contained, the right to serve as the Area Developer within the territory described in Exhibit "A" annexed hereto (hereinafter referred to as "Development Area"), and a non-exclusive license to use in connection therewith Franchisor's Proprietary Marks and the Mike's Master System, as they may be changed, improved, and further developed from time to time.

1.2 Area Developer hereby undertakes, in conjunction with Franchisor's designees, the obligation to diligently screen and evaluate individuals to become Franchisees of Franchisor at locations within the Development Area, and to undertake all of Franchisor's field responsibilities, including training, for development and service prescribed herein to Franchisees who operate a Mike's Master Mechanics Businesses, as defined in Section 1.8 hereof, franchised by Franchisor in the Development Area, and shall not be permitted to solicit or screen individuals outside of the Development Area. Area Developer may only undertake Franchisor's field responsibilities for sales, training, supervising local advertising and servicing of Franchisees.

1.3 During the term of this Agreement, and provided there is no uncured default hereunder, Franchisor agrees that it will not license any other Area Developer for the Development Area.

1.4 Area Developer shall be entitled, as provided under Section 4.1 hereof, to receive compensation from Franchisor for each Mike's Master Mechanics Business sold by Franchisor or by its designee under the Mike's Master Mechanics in the Development Area during the term of this Agreement.

1.5 Area Developer shall be obligated to present Franchisor with potential Franchisees in the time and manner described in Section 5.5 below. Area Developer shall screen and propose Franchisees to open Mike's Master Mechanics Businesses in the Development Area only.

1.6 For so long as Area Developer shall not have lost his exclusive rights pursuant to the provisions of Article V hereof, and provided Area Developer is not in default of any of his obligations hereunder, Franchisor shall not, during the term of this Agreement, itself own or operate or license others to own or operate as a Area Developer in the Development Area; however, Franchisor shall retain the right to use the Proprietary Marks in any advertising or promotion pursuant to the provisions of Section 6.1 hereof.

1.7 Upon execution of this Agreement, Area Developer shall pay, by certified check, an initial fee of

$[redacted], which fee shall be deemed fully earned and non-refundable.

1.8 For purposes of this Agreement, the terms listed below have the meanings that follow them. Other terms used in this Agreement are defined and construed in the context in which they occur.

(a) "Business" – The Mike's Master Mechanics Business which Area Developer is licensed to operate and/or offers to sell franchises for within a particular territory pursuant to this Agreement.

(b) "Competitive Business" – A Business or other similar service business other than Mike's Master Mechanics Business that: (i) provides automotive service and repair, installation, maintenance and upgrades for cars and light trucks; or (ii) grants or has granted franchises or licenses or establishes or has established joint ventures for the development and/or operation of a Business or similar business described in the foregoing clause.

(c) "Mike's Master Mechanics" – A Business that: (i) offers automotive service and repair as well as certain complementary products and services; (ii) meets Franchisor's standards and specifications; (iii) operates using the Proprietary Marks and the Mike's Master System; and (iv) is either operated by Franchisor or its Affiliates or pursuant to a valid license from Franchisor.

ARTICLE II

TERM AND RENEWAL

2.1 Except as otherwise provided, the term of this Agreement shall be for ten (10) years from the date of its execution.

2.2 Area Developer may, at its option, renew this Agreement perpetually every ten (10) years, provided that prior to the end of the applicable term:

(a) Area Developer has given Franchisor written notice of its election to renew not less than six (6) months or more than twelve (12) months prior to the end of the then-current term.

(b) Area Developer is not in default of any provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between Area Developer and Franchisor or Franchisor's subsidiaries or affiliates, and has complied with all of the terms and conditions of such agreements during the terms thereof.

(c) Area Developer shall have executed upon renewal Franchisor's then-current form of renewal Area Developer Agreement, which agreement shall supersede this Agreement in all respects, and the terms of which may differ from the terms of this Agreement, excluding a compensation rate and method of computing same; but could have different minimum performance standards, if any, for proposing qualified prospective Franchisees to Franchisor and a different Area Developer Fee.

(d) Area Developer shall execute a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor, Franchisor's subsidiaries or affiliates, and their respective officers, shareholders, directors, agents, and employees.

(e) Area Developer shall comply with Franchisor's then-current qualification and training requirements, including, without limitation, any training requirements specifically designed for renewing Area Developers. For any training required by this Section, Franchisor shall provide and pay for the instructors, training facilities, and training materials; Area Developer must pay for all other expenses incurred in training including, without limitation, the costs of travel, room, board, and wages (for employees required to attend).

ARTICLE III

DUTIES OF FRANCHISOR

In addition to the other obligations and duties set forth in this Agreement, Franchisor agrees as follows:

3.1 Franchisor shall provide an initial training program to be conducted at Franchisor's headquarters or at another location, in Franchisor's discretion, for Area Developer and for one (1) of Area Developer's managers, and shall make available such other subsequent training programs to Area Developer, his manager, or other employees as Franchisor deems appropriate. All training provided by Franchisor shall be subject to the terms set forth in Article V of this Agreement, and shall be at such times and places as may be designated by Franchisor.

3.2 Franchisor shall provide Area Developer, at no cost to Area Developer, with his initial supply of copies of Franchisor's applicable and then current Disclosure Document. Franchisor shall also provide Area Developer with materials for promoting the sale of Mike's Master Mechanics franchises and Area Developer shall reimburse Franchisor for the cost of such materials. Additional Disclosure Documents shall be provided at Franchisor's cost of production, charged back to Area Developer.

3.3 Franchisor shall use its best efforts to promptly process all applications made by prospective Franchisees and forwarded to it by Area Developer and shall not unreasonably withhold its approval of any prospective Franchisee, provided such prospect meets the educational, professional, managerial, business, financial, and other qualifications as Franchisor may from time to time prescribe for new Franchisees.

NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED TO PROVIDE AREA DEVELOPER WITH THE POWER OR AUTHORITY TO EXECUTE ANY FRANCHISE AGREEMENTS WITH FRANCHISEES ON BEHALF OF FRANCHISOR. FRANCHISOR SHALL HAVE THE OPTION, IN ITS SOLE

DISCRETION, TO APPROVE OR DENY A FRANCHISE TO ANY PROSPECTS PROPOSED TO FRANCHISOR BY AREA DEVELOPER.

3.4 Franchisor shall provide for the collection of and distribution to Area Developer of its share of initial franchise fees, and Franchisor shall be responsible for distributing to Area Developer its share of the Royalty fees received from each Franchisee operating in the Development Area, which shall be paid on a monthly basis.

3.5 Franchisor shall continue its efforts to maintain high standards of quality professionalism and service of the Area Developer Franchised Business, and to that end may conduct inspections of any business premises operated hereunder by Area Developer and closely monitor Area Developer's promotional efforts and service efforts, which may include, without limitation, contacting prospective and existing Franchisees and monitoring sales presentations by Area Developer and his personnel.

3.6 Franchisor shall not, by virtue of any approvals, advice, or services provided to any Mike's Master Mechanics Franchisee, assume responsibility for or liability to Area Developer, a Franchisee, or any third Parties' to which it would not otherwise be subject. However, the Franchisor will not be excused for its breaches or civil wrongs.

ARTICLE IV

COMPENSATION PAYABLE TO AREA DEVELOPER

4.1 In consideration of soliciting, screening and submitting to Franchisor during the term of this Agreement applications for prospective Franchisees in connection with the grant of a franchise to be located in the Development Area, Area Developer shall be entitled, for as long as, but only as long as, this Agreement remains in effect and the Area Developer is not in default hereunder, to fifty percent (50%) of each initial franchise fee paid by each Franchisee who purchases a franchise from Franchisor in the Development Area, irrespective of where the lead comes from, or if Area Developer is not involved in the sale but the Franchisee is located in Area Developer's Development Area, payable as a lump sum upon the opening of the Mike's Master Mechanics Business within the Development Area, provided it is in compliance with the Franchisor's specifications for equipment, design, construction, appearance and function as set forth in its Confidential Operations Manual.

4.2 In consideration for undertaking Franchisor's field responsibilities for developing and servicing all Franchisees who operate Mike's Master Mechanics Businesses in the Development Area during the term of this Agreement, Area Developer shall be paid a Monthly Royalty as follows:

The Area Developer shall receive fifty percent (50%) percent of all royalties, licensing and transfer fees received from any franchised unit located in the Development Area for services rendered by Area Developer to said unit. For each Business owned by Area Developer, Franchisor shall collect the full Royalty Fee, and remit back to Area Developer his share thereof.

4.3 Franchisor shall collect all initial franchise fees owed pursuant to the franchise agreements between Franchisor and Franchisees located within the Development Area and provide Area Developer with a monthly report by the twentieth (20th) day of each month on the amounts collected during the preceding month, along with the payments due Area Developer from such amounts. Franchisor shall have sole discretion as to the terms and conditions of collections from Franchisees, including the right to defer or refund initial franchise fees. In no event shall any such deferred payments become payable to Area Developer by Franchisor until and unless such fees are paid to Franchisor by the Franchisee. In the event Franchisor refunds amounts collected or if Franchisee for any reason owes amounts to Franchisor, Franchisor shall have the right, as it deems appropriate, to either deduct from any payments due Area Developer Area Developer's portion of any amount so refunded or any amount owed to Franchisor, or to require Area Developer to remit any such portion of the refunded amount or other amounts to Franchisor immediately upon request. Franchisor shall have no liability to the Area Developer for payments under this Section 4.3 in the event that any Franchisee, for any reason, fails to pay any fee owed to Franchisor.

4.4 All amounts payable pursuant to this Article IV shall be made in U.S. dollars and payment shall be made by way of electronic funds transfer to Area Developer at the address set forth herein or by such other means and at such other place as Area Developer may designate in writing.

ARTICLE V

DUTIES OF AREA DEVELOPER

5.1 Area Developer understands and acknowledges that every detail of the Franchised Business is important to Area Developer, Franchisor, other Area Developers and Franchisees in order to develop and maintain high and uniform operating standards, to increase the demand for Franchisees and the demand for services and products sold by Franchisees, and to protect Franchisor's reputation and goodwill.

5.2 Area Developer, and one (1) manager designated by Area Developer shall attend and complete, to Franchisor's satisfaction, Franchisor's initial training session, and Area Developer, his manager or other employees, as Franchisor may designate, shall attend and complete, to Franchisor's satisfaction, such other training sessions as Franchisor may reasonably require from time to time. For any training session Franchisor shall only pay for the instructors, training facilities, and training materials, and Area Developer shall pay for all other expenses incurred by Area Developer, his manager or other employees, including, without limitation, the costs of travel, room, board, and wages.

5.3 If Area Developer forms a corporation or a limited liability company, it shall comply with the following requirements throughout the term of this Agreement:

(a) Area Developer shall furnish Franchisor with its Articles of Incorporation, Bylaws, Articles of Organization, Operating Agreement, and any other governing documents, and any other documents Franchisor may reasonably request, and any amendments thereto.

5.4 Area Developer shall perform the following services:

(a) Monitor and help maintain Mike's Master Mechanics' System operational standards for all Businesses in the Area Developer's territory.

(b) Monitor and help maintain Mike's Master Mechanics' brand integrity standards for all Businesses in the Development Area.

(c) Provide marketing and advertising advice to Franchisees in accordance with the guidelines established by the Franchisor.

(d) Assist in the continued refinement of Mike's Master Mechanics' training materials and operational materials.

(e) Assist the Franchisor in the enforcement of all provisions of any Franchise Agreement for any unit established in his Development Area.

(f) Assist in the development and opening of Mike's Master Mechanics Businesses set forth in Exhibit "D", which is annexed hereto. The Area Developer shall be in default of this Agreement if he falls behind the Development Schedule.

(g) Conduct his business in strict compliance with all applicable Federal, State and Local laws, ordinances and regulations, and obtain, at his own expense, all necessary permits and licenses for the operation of his business and maintain same in good standing.

(h) Devote his best efforts to the development of the Development Area.

(i) Refrain from making misrepresentations and from conducting himself or his business in a manner likely to impair the reputation, business or profitability of the Franchisor, its employees or officers or any Mike's Master Mechanics Franchisee.

(j) Maintain the accounts of all Mike's Master Mechanics franchises fully or partially owned by him in perfect status (no unpaid balances) with Franchisor and all of its affiliates, and further agree that all Mike's Master Mechanics Businesses located within the Development Area will participate in the Franchisor's electronic funds transfer program. The Franchisor shall have the right to offset any monies owed to the Area Developer against any

obligation of the Area Developer to the Franchisor or its affiliates, including monies due the Franchisor based upon the operations of Mike's Master Mechanics units owned by the Area Developer.

5.5 Area Developer shall not be required to own, operate and maintain a Mike's Master Mechanics Business, but if Area Developer chooses to do so, the following will apply: (a) the Mike's Master Mechanics Business must be located within the Development Area; (b) the appropriate Initial Franchise Fee for the Mike's Master Mechanics Business shall be paid to Franchisor pursuant to the terms of the Franchise Agreement; and (c) Area Developer shall be required to remit the Royalty/Maintenance Fee, as that term is defined in Area Developer's Franchise Agreement, and receive the reimbursement pursuant to the terms of this Agreement.

5.6 Area Developer shall maintain in force sufficient, broad coverage general liability insurance as needed within the operations and duties of their business or as required by law; with an amount of coverage no less than one million dollars ($1,000,000) aggregate.

(a) The Area Developer insurance policies' shall name the Franchisor as an additional named insured;

5.7 Area Developer shall comply with all other requirements set forth in this Agreement.

ARTICLE VI

PROPRIETARY MARKS

6.1 Franchisor represents with respect to the Proprietary Marks that:

(a) Franchisor is the licensee of the owner of the Proprietary Marks and has the right to use and to license others to use the Proprietary Marks.

(b) Franchisor has taken and will take all steps reasonably necessary to preserve and protect its right to and interest in the Proprietary Marks.

(c) Franchisor will permit Area Developer and other Area Developers to use the Proprietary Marks only in accordance with the Mike's Master System and the Area Developer Franchised Business, and the standards and specifications thereto, which underlie the goodwill associated with any products or services symbolized by the Proprietary Marks.

6.2 With respect to Area Developer's licensed use of the Proprietary Marks pursuant to this Agreement, Area Developer agrees that:

(a) He shall use only the Proprietary Marks designated by Franchisor, and shall use them only in the manner authorized and permitted by Franchisor.

(b) He shall use the Proprietary Marks only for the operation of the business franchised hereunder, or in advertising for the business conducted at or from that location.

(c) Unless otherwise authorized or required by Franchisor, Area Developer shall operate and advertise the business franchised hereafter only under the name Mike's Master Mechanics with such trademark registration symbol as is designated by Franchisor, and without prefix or suffix.

(d) During the term of this Agreement, Area Developer shall identify himself as the owner of the Franchised Business in conjunction with any use of the Proprietary Mark. The identification shall be in the form which states Area Developer's name, followed by the words "Area Developer for Mike's Master Mechanics", or such other identification as shall be approved by Franchisor.

(e) Area Developer's rights to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Franchisor's rights.

(f) Area Developer shall not use the Proprietary Marks as part of its corporate or other legal name or identification.

(g) Area Developer shall comply with Franchisor's instructions in filing and maintaining requisite trade name or fictitious name registrations, and shall execute any documents deemed reasonably necessary by Franchisor to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

(h) In the event that Area Developer learns of any infringement or threatened infringement or piracy of any of the Proprietary Marks, Area Developer shall give notice to Franchisor together with all such information with respect thereof as he may from time to time obtain. The Parties' undertake and agree to consult with each other with respect to how to respond to each infringement or violation. However, only Franchisor shall, in its absolute discretion, institute proceedings or defend proceedings as it shall deem advisable and Area Developer shall not institute any legal proceedings relating to the Proprietary Marks without first obtaining written consent of Franchisor.

6.3 Area Developer expressly understands and acknowledges that:

(a) As between the Parties' hereto, Franchisor has the exclusive right and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them.

(b) The Proprietary Marks are valid and serve to identify the Mike's Master System and those who are franchised under Mike's Master Mechanics.

(c) Area Developer shall not directly or indirectly contest the validity of, or Franchisor's right to use or to license others to use, the Proprietary Marks.

(d) Area Developer's use of the Proprietary Marks pursuant to this Agreement does not give any ownership interest or other interest in or to the Proprietary Marks, except the non-exclusive license granted herein.

(e) The rights and license of the Proprietary Marks granted hereunder to Area Developer are non-exclusive and Franchisor thus has and retains the right among others:

(i) To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing Franchisees;

(ii) To use the Proprietary Marks in connection with selling products and services;

6.4 Area Developer shall not maintain a separate World Wide Website internet presence in connection with the Franchised Business without Franchisor's prior written approval, which Franchisor may not unreasonably withhold. Area Developer agrees to submit to Franchisor, for approval before use, true and correct printouts of all Website pages Area Developer proposes to use in his Website in connection with the Franchised Business. Area Developer understands and agrees that Franchisor's right of approval of all such Web materials is necessitated by the fact that such Web materials will include and be inextricably linked with Franchisor's Proprietary Marks. If Area Developer wishes to modify the approved Website, all proposed modifications must also receive Franchisor's prior written approval. Area Developer agrees to list on his Website any Website maintained by Franchisor, and any other information Franchisor requires in the manner Franchisor reasonable dictates.

ARTICLE VII

ADVERTISING

7.1 The Parties' hereto recognize and acknowledge the value of advertising and promotion in locating and soliciting individuals to become Franchisees, and the importance of consistency of such advertising and promotion to the furtherance of the goodwill and public image of the Area Developer Franchised Business and the Mike's Master Mechanics brand.

7.2 Area Developer shall affix the Proprietary Marks in the manner prescribed by Franchisor to all stationery, cards, signs, and other advertising materials used in connection with his operations hereunder.

7.3 All advertising by Area Developer in any medium shall be conducted in a dignified manner, shall conform to the standards and requirements prescribed by Franchisor, and shall comply with all applicable laws, rules, and regulations relating to the advertising of franchises.

7.4 Area Developer shall submit to Franchisor samples of all advertising and promotional plans and materials, and all other materials displaying the Proprietary Marks, which Area Developer desires to use and that have not been prepared or previously approved, for approval by the Franchisor

7.5 Area Developer shall be required to advertise a minimum of 26 (twenty six) ads spread-out over the calendar year, in the Business Opportunity and/or Franchise Section or in any other appropriate sections of his nearest major newspaper, business journal, other publications or equivalent media channels that may reach prospective Franchisees within the Development Area at least until the "Minimum Development" schedule requirements have been meet. Area Developer shall maintain copies and accurate records of all advertisements for review upon request by the Franchisor.

ARTICLE VIII

TRANSFER OF INTEREST

8.1 This Agreement shall inure to the benefit of the successors and assigns of Franchisor. Franchisor shall have the right to assign its rights under this Agreement to any person, firm, association or corporation, provided that such transferee shall agree in writing to assume all obligations undertaken by Franchisor herein, and upon such assignment and assumption Franchisor shall, ipso facto, be under no further obligation hereunder, except for accrued liabilities, if any.

8.2 Area Developer understands and acknowledges that the rights and obligations created by this Agreement are personal to Area Developer, and that Franchisor has granted such rights to Area Developer in reliance on the character, skills, aptitude, as well as the business, legal and financial capacity of Area Developer and its directors, officers and shareholders. Except as is hereinafter set forth in this Section, Area Developer shall not, without Franchisor's prior written consent, directly or indirectly, sell, assign, transfer, convey, donate, pledge, mortgage, charge, grant any security interest or otherwise encumber any interest in this Agreement or in the Area Developer Franchised Business or in the right and license to use the Mike's Master System, the Confidential Operations Manual or the Proprietary Marks. Any such purported action, whether occurring by operation of law or otherwise including any assignment by a trustee in bankruptcy, without Franchisor's prior written consent shall be a material default hereunder and shall entitle Franchisor to immediately terminate this Agreement. In addition, Area Developer will not, during the term of this Agreement, without Franchisor's prior written consent, participate in any corporate activity, issue or sell, or be a Party to the issuance or sale of, any further shares or interest in the Area Developer Franchised Business of any kind, or any other securities which would cause or may cause the present effective voting control of Area Developer to change.

8.3 With the prior written consent of Franchisor, which consent shall not be unreasonably withheld, Area Developer shall have the right to sell, assign and transfer his interest in this Agreement or the right and license granted herein, subject to the following conditions:

(a) No sale can occur during the first year of this Agreement;

(b) The transferee/assignee must meet the Franchisor's then-current financial and operational requirements for a replacement of Area Developer;

(c) The transferee/assignee must attend and successfully complete Franchisor's Area Developer training class;

(d) All fees owed by Area Developer must be paid in full prior to assignment;

(e) The transferee pays a transfer fee of Five Thousand ($5,000) Dollars to Franchisor at closing.

8.4 Any proposed sale, assignment and transfer pursuant to this Section must be a sale, assignment and transfer of all or a significant portion of all the assets of Area Developer in respect of the business carried on by Area Developer pursuant to the terms of this Agreement.

8.5 Upon receipt of Area Developer's application pursuant to Section 8.3 and notwithstanding the right to sell, assign and transfer granted Area Developer pursuant to the terms of this Section, Franchisor shall have the right, to be exercised by notice in writing delivered to Area Developer within thirty (30) days of the date of the

receipt of Area Developer's application, to purchase the said right and license and other assets of Area Developer proposed to be sold, assigned or transferred. If Franchisor shall exercise its right to purchase as provided herein, Franchisor shall complete the purchase upon the same terms and conditions set out in the said application.

8.6 For the purposes of this Section, any sale, transfer or assignment of the issued and outstanding shares of the capital stock of or other beneficial interest in Area Developer, the effect of which, whether through one or several transactions, would result in a change of the effective control of Area Developer, shall, for the purposes thereof, be deemed to be a sale, assignment and transfer of all or a significant portion of all of the assets of Area Developer in respect of the business carried on by Area Developer pursuant to the provisions of this Agreement and, accordingly, all of the provisions of this Section shall apply.

ARTICLE IX

CORPORATE REQUIREMENTS

9.1 If Area Developer is a corporation or limited liability company, Area Developer shall furnish to Franchisor, upon request, a current list of all officers, manager and stockholders of record.

ARTICLE X

COVENANTS

10.1 Area Developer covenants that during the term of this Agreement, except as otherwise approved in writing by Franchisor, Area Developer (or if Area Developer is a corporation, limited liability company or partnership, a principal or general partner of Area Developer) or Area Developer's fully trained manager shall devote full time, energy, and best efforts to the management and operation of the Area Developer Franchised Business.

10.2 Area Developer covenants that during the term of this Agreement it shall not, either directly or indirectly, for itself, or in conjunction with others:

10.2.1 Divert or attempt to divert any business or customer of any franchised business operated under the Mike's Master Mechanics to any competitor or do any other act injurious or prejudicial to the goodwill associated with the Mike's Master System.

10.2.2 Employ or seek to employ any person who is at that time employed by Franchisor or any Franchisee, or directly or indirectly induce such person to leave their employ.

10.2.3 Own, maintain, operate, affiliate with, or have an interest in any franchised or company-owned business or chain that is a Competitive Business.

10.3 Area Developer covenants that, except as otherwise approved in writing by Franchisor, it shall not, for a continuous uninterrupted two (2) year period beginning with the expiration or termination of this Agreement, either directly or indirectly, own, maintain, operate, affiliate with, or have an interest in, any Competitive Business which is located in the Development Area or located within a radius of twenty-five (25) miles of any Mike's Master Mechanics Business, whether owned by Franchisor or any Franchisee.

10.4 Sections 10.2 and 10.3 shall not apply to ownership by the Area Developer of an interest in any business operated under the Mike's Master Mechanics.

10.5 Area Developer expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section 10. Area Developer agrees to pay all costs and expenses (including reasonable attorneys' fees and expenses) incurred by Franchisor in connection with the enforcement of this Section 10.

10.6 Area Developer shall execute a covenants of confidentiality and non-competition as set forth in Exhibit "C", from any or all of the following persons: (1) all managers of Area Developer and any other personnel employed by Area Developer who have received or will receive training from Franchisor; (2) all officers, directors, and holders of a beneficial interest of ten percent (10%) or more of the securities of Area Developer.

ARTICLE XI

DEFAULT AND TERMINATION

11.1 Area Developer shall be in default under this Agreement, and all rights granted herein shall terminate to Area Developer, if Area Developer attempts to transfer this Agreement without complying with the terms of this Agreement, or if Area Developer makes a general assignment for the benefit of creditors; or is adjudicated bankrupt or insolvent;

11.2 Area Developer shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement upon receipt of notice by Area Developer, upon the occurrence of any of the following events:

(a) If Area Developer (or an officer, director, shareholder, member or partner of Area Developer) is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that Franchisor believes is reasonably likely to have an adverse effect on the Area Developer Franchised Business, the Mike's Master System, the Proprietary Marks, the goodwill associated therewith, or the interest of Franchisor therein;

(c) If Area Developer is in default under Section 11.2 for failure to comply substantially with any of the requirements imposed by this Agreement or to carry out the terms of this Agreement in good faith;

(d) If Area Developer commits any default under the Agreement and fails to cure such default, if such default can be cured, in accordance with the terms of the Franchise Agreement; or

(e) If Area Developer fails to fulfill requirements under the Development Schedule set forth on Exhibit "D" hereof.

11.3 Except as otherwise provided in Sections 11.1, and 11.2 of this Agreement, Area Developer shall have ninety (90) days after its receipt from Franchisor of a notice of termination or default within which to remedy any default and provide evidence to Franchisor. If any such default is not cured within that time, this Agreement shall terminate.

ARTICLE XII

TERMINATION OR EXPIRATION

12.1 Upon termination or expiration, this Agreement and all rights granted hereunder to Area Developer shall forthwith terminate; and, except to the extent permitted by any Franchise Agreement entered into by Area Developer:

(a) Area Developer shall immediately cease to operate the business licensed hereunder and shall not thereafter represent to the public or hold itself out as a present Area Developer of Franchisor. Area Developer shall cease providing services or assistance to Franchisees located within the Development Area.

(b) Area Developer shall immediately cease to use, any confidential methods, procedures, and techniques associated with the Area Developer Franchised Business; the Proprietary Mark "Mike's Master Mechanics" and all other Proprietary Marks and distinctive forms, slogans, signs, symbols, and devices associated with the Mike's Master System or the Area Developer Franchised Business.

(c) In the event of termination for any default of Area Developer, Area Developer shall promptly pay all damages, costs, and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the default.

(d) Area Developer shall immediately turn over to Franchisor all materials including all manuals, records, files, instructions, correspondence and all materials related to operating the Franchised Business.

ARTICLE XIII

TAXES AND INDEBTEDNESS

13.1 Area Developer shall promptly pay, when due, all taxes levied or assessed by any federal, state or local tax authority and any and all other indebtedness incurred by Area Developer in the operation of the Franchised Business.

13.2 Area Developer shall comply with all federal, state, and local laws, rules and regulations, and shall timely obtain any and all permits, certificates, licenses and bonds necessary for the full and proper operation and management of the Franchised Business.

13.3 Area Developer shall notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding by any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the Franchised Business.

ARTICLE XIV

INDEPENDENT CONTRACTOR AND INDEMNIFICATION

14.1 It is understood and agreed by the Parties' hereto that this Agreement does not create a fiduciary relationship between them, that the Area Developer shall be an independent contractor, and that nothing in this Agreement is intended to make either Party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

(a) During the term of this Agreement, the Area Developer shall hold himself out to the public as an independent contractor operating the Franchised Business pursuant to a license from Franchisor and as an authorized user of the Mike's Master System and the Proprietary Marks, which are owned by Franchisor.

14.2 It is understood and agreed that nothing in this Agreement authorizes the Area Developer to make any contract, agreement, warranty or representation on Franchisor's behalf, or to incur any debt or other obligation in Franchisor's name, and that Franchisor shall in no event assume liability for or be deemed liable hereunder as a result of any such action or by reason of any act or omission of the Area Developer in the Area Developer's conduct of the Franchised Business or any claim or judgment arising from and against Franchisor.

14.3 The Area Developer agrees at all times to defend, at his own cost, and to indemnify and hold harmless the Franchisor, its corporate parent, the corporate subsidiaries, affiliates, successors, assigns and designees of either entity, and the respective directors, officers, employees, agents, shareholders, designees, and representatives of each from losses and expenses incurred in connection with any action, suit, claim or any settlement thereof which arises out of or is based upon any of the following: (a) the Area Developer's alleged infringement or any other violation of any patent, trademark or copyright or other proprietary right owned or controlled by third Parties'; (b) the Area Developer's alleged violation or breach of any contract, federal, state or local law, regulation, ruling, standard or directive of any industry standard; (c) libel, slander or any other form of defamation by the Area Developer; (d) the Area Developer's alleged violation or breach of any warranty, representation, agreement or obligation in this Agreement; (e) any acts, errors or omissions of the Area Developer or any of his agents, servants, employees, contractors, partners, proprietors, affiliates, or representatives; (f) latent or other defects in the Franchised Business, whether or not discoverable by Franchisor or the Area Developer; (g) the inaccuracy, lack of authenticity or nondisclosure of any information by any customer of the Franchised Business; (h) any services or products provided by the Area Developer at, from or related to the operation at the Franchised Business;

14.4 Except as otherwise expressly authorized by this Agreement, neither Party hereto will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name of or on behalf of the other Party.

ARTICLE XV

APPROVALS AND WAIVERS

15.1 Whenever this Agreement requires the prior approval or consent of Franchisor, Area Developer shall make a timely written request to Franchisor and such approval or consent shall be obtained in writing.

15.2 No failure of Franchisor to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by Area Developer with any obligation or condition hereunder, shall constitute a waiver of Franchisor's right to demand exact compliance with any of the terms herein. Waiver by Franchisor of any particular default by Area Developer shall not affect or impair Franchisor's rights with respect to any subsequent default of the same.

ARTICLE XVI

NOTICES

16.1 Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, or dispatched by overnight delivery envelope, to the respective Parties' at the following addresses unless and until a different address has been designated by written notice to the other Party:

Notices to Franchisor: Mike's Master Mechanics
5833 W. Tropicana Ave.
Las Vegas, NV. 89103

Notices to Area Developer: ______________________
____
____

Any notice sent by certified mail shall be deemed to have been given at the date and time of mailing.

ARTICLE XVII

INTENTIONALLY DELETED

ARTICLE XVIII

ENTIRE AGREEMENT

18.1 This Agreement, the documents referred to herein and the attachments hereto, if any, constitute the entire, full and complete agreement between the Parties' hereto concerning the subject matter hereof, and supersede all prior agreements with no other representations as to having induced Area Developer to execute this Agreement. No amendment, change or variance from this Agreement shall be binding on the Parties' hereto unless mutually agreed to by the Parties' and executed by themselves or their authorized officers or agents in writing.

ARTICLE XIX

SEVERABILITY AND CONSTRUCTION

19.1 Except as expressly provided to the contrary herein, each section, part, term and/or provision of this Agreement shall be considered severable and if for any reason, any section, part, term and/or provision herein is determined to be invalid or in conflict with any existing or future law or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon other portions, sections, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the Parties' hereto.

19.2 All captions in this Agreement are intended solely for the convenience of the Parties', and none of the captions shall be deemed to affect the meaning or construction of any provision hereof.

19.3 All references herein shall be construed to include the masculine, feminine, neuter or plural where applicable, and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken shall be deemed jointly and severally undertaken.

19.4 This Agreement may be executed in one or more originals, counter signed by facsimile each of which shall be deemed an original.

19.5 If, as a result of hurricane, tornado, typhoon, flooding, lightning, blizzard and other unusually severe weather, earthquake, avalanche, volcanic eruption, fire, riot, insurrection, acts of terrorism, war, explosion, unavoidable calamity or other act of God (a "Force Majeure"), compliance by any Party with the terms of this Agreement is rendered impossible or would otherwise create an undue hardship upon any Party, all Parties' shall be excused from their respective obligations hereunder for the duration of the Force Majeure and for a reasonable recovery period thereafter, but otherwise this Agreement shall continue in full force and effect.

ARTICLE XX

APPLICABLE LAW

20.1 This Agreement takes effect upon its acceptance and execution by Franchisor. This Agreement shall be interpreted and construed under the laws of the State of Nevada except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Section 1051 et seq.).

20.2 Except as otherwise expressly provided by applicable state law or regulation, the Parties' agree that any action brought by either Party against the other shall be brought in Clark County, Nevada and the Parties' do hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

ARTICLE XXI

ARBITRATION

21.1 Except as provided elsewhere in this Agreement the Franchisor and the Area Developer and the controlling principals agree that any claim, controversy or dispute arising out of or relating to the Franchised Business shall be referred to arbitration. The arbitration shall be conducted by the American Arbitration Association in accordance with the rules of the American Arbitration Association, as amended, except that the arbitrator shall apply the federal rules of evidence during the conduct of the hearing sessions with respect to the admissibility of evidence. If such rules are in any way contrary to or in conflict with this Agreement, the terms of the Agreement shall control.

(a) The Parties' shall agree on an arbitrator within thirty (30) days of the filing of arbitration. The arbitrators shall be experienced in the arbitration of disputes between franchisors and Franchisees. The arbitration shall take place at Franchisor's corporate offices or at the office of the American Arbitration Association nearest Franchisor's corporate offices. The award of the arbitrators shall be final and judgment upon the award rendered in arbitration may be entered in any court having jurisdiction thereof. The costs and expenses of arbitration may be entered in any court having jurisdiction thereof. The arbitrators shall be required to submit written findings of fact and conclusions of law within thirty (30) business days following the final hearing session of the arbitration. The costs and expenses of arbitration, including compensation and expenses of the arbitrators, shall be borne by the Parties' as the arbitrators determine.

(b) Notwithstanding the above, the following shall not be subject to arbitration:

(i) disputes and controversies arising from the Sherman Act, the Clayton Act or any other federal or state antitrust law;

(ii) disputes and controversies based upon or arising under the Lanham Act, as now or hereafter amended, relating to the ownership or validity of the trademarks;

(c) In proceeding with arbitration and in making determinations hereunder, the arbitrators shall not extend, modify or suspend any terms of this Agreement or the reasonable standards of business performance and operation established by Franchisor in good faith. Notice of or request to or demand for arbitration shall not stay, postpone or rescind the effectiveness of any termination of this Agreement. The arbitrators shall apply Nevada law and the terms of this Agreement in reaching their decision.

21.2 With respect to any claims, controversies or disputes which are not finally resolved through arbitration, or as otherwise provided above, both Parties' hereby irrevocably submit themselves to the jurisdiction of the State courts of Clark County, Nevada and the federal district court for the District Court located nearest to Franchisor's headquarters. Both Parties' hereby waive all questions of personal jurisdiction for the purpose of carrying out this provision.

21.3 Both Parties' acknowledge that the execution of this Agreement and acceptance of the terms by the Parties' occurred in Clark County, Nevada, and further acknowledge that the performance of certain obligations arising under this Agreement, including, but not limited to, the payment of monies due hereunder shall occur in Clark County, Nevada.

21.4 In the event any Party is required to employ legal counsel or to incur other reasonable expenses to enforce any obligation against the other Party, then the prevailing Party shall be entitled to recover from the other Party all reasonable attorneys' fees and expenses incurred in enforcing such obligation. Nothing contained in this Paragraph shall relate to arbitration proceedings pursuant to this Agreement.

ARTICLE XXII

CHANGES AND MODIFICATIONS

22.1 Franchisor reserves the right to make changes in the Operations Manuals, the Mike's Master System and the Proprietary Marks at any time as deemed reasonably necessary to enhance the Brand. In the event that any improvement or addition to the Operations Manuals, the Mike's Master System or the Proprietary Marks is developed by Area Developer, then Area Developer agrees to grant to Franchisor an irrevocable, world-wide, exclusive, royalty-free license, with the right to sublicense such improvement or addition.

22.2 Area Developer understands and agrees that due to changes in competitive circumstances, presently unforeseen changes in the needs of customers, and/or presently unforeseen technological innovations, Mike's Master Mechanics must not remain static in order that it best serve the interest of Franchisor, Franchisees, Area Developers and the Mike's Master System. Accordingly, Area Developer expressly understands and agrees that Franchisor may from time to time change the components of the Mike's Master System, including, but not limited to, altering the Franchised Businesses, services, methods, standards, forms, policies and procedures of that System; adding to, deleting from or modifying those Franchised Businesses, products and services which the Franchised Business is authorized to offer; and changing, improving or modifying the Proprietary Marks, leases, franchise agreements, subleases, Business designs, manuals and procedures. Subject to the other provisions of this Agreement, Area Developer expressly agrees to abide by any such modifications, changes, additions, deletions and alterations.

ARTICLE XXII

DISCLOSURE STATEMENT AND DISCLAIMER

23.1 Area Developer acknowledges, by his signature hereto, that he received from Franchisor a Federal Trade Commission Disclosure Document for the State in which the Franchised Business will be located, at Area Developer's place of residence, as appropriate, at least fourteen (14) calendar days prior to the execution of this Agreement.

[Please initial to acknowledge that you have read and understand this Section 18.1.]

23.2 Area Developer represents that he has read this Agreement in its entirety and that he has been given the opportunity to clarify any provisions that he did not understand and to consult with an attorney or other professional advisor. Area Developer further represents that he understands the terms, conditions and obligations of this Agreement and agrees to be bound thereby.

[Please initial to acknowledge that you have read and understand this Section 18.2.]

23.3 Area Developer acknowledges and accepts the following:

ARTICLE XXII

DISCLOSURE STATEMENT AND DISCLAIMER

23.1 Area Developer acknowledges, by his signature hereto, that he received from Franchisor a Federal Trade Commission Disclosure Document for the State in which the Franchised Business will be located, at Area Developer's place of residence, as appropriate, at least fourteen (14) calendar days prior to the execution of this Agreement.

[Please initial to acknowledge that you have read and understand this Section 18.1.]

23.2 Area Developer represents that he has read this Agreement in its entirety and that he has been given the opportunity to clarify any provisions that he did not understand and to consult with an attorney or other professional advisor. Area Developer further represents that he understands the terms, conditions and obligations of this Agreement and agrees to be bound thereby.

[Please initial to acknowledge that you have read and understand this Section 18.2.]

23.3 Area Developer acknowledges and accepts the following:

THE SUCCESS OF AREA DEVELOPER IN OPERATING A FRANCHISE IS SPECULATIVE AND WILL DEPEND ON MANY FACTORS INCLUDING, TO A LARGE EXTENT, AREA DEVELOPER'S INDEPENDENT BUSINESS ABILITY. THIS OFFERING IS NOT A SECURITY, AS THAT TERM IS DEFINED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE OBLIGATION TO TRAIN, MANAGE, PAY, RECRUIT AND SUPERVISE EMPLOYEES OF THE FRANCHISED BUSINESS RESTS SOLELY WITH AREA DEVELOPER. AREA DEVELOPER HAS NOT RELIED ON ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE POTENTIAL SUCCESS OR PROJECTED INCOME OF THE BUSINESS VENTURE CONTEMPLATED HEREBY. NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE BY FRANCHISOR TO INDUCE AREA DEVELOPER TO ENTER INTO THIS AGREEMENT EXCEPT AS SPECIFICALLY INCLUDED HEREIN. FRANCHISOR HAS NOT MADE ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL REVENUES, PROFITS OR SERVICES OF THE BUSINESS VENTURE TO AREA DEVELOPER AND CANNOT, EXCEPT UNDER THE TERMS OF THIS AGREEMENT, EXERCISE CONTROL OVER AREA DEVELOPER'S BUSINESS. AREA DEVELOPER ACKNOWLEDGES AND AGREES THAT HE HAS NO KNOWLEDGE OF ANY REPRESENTATION MADE BY FRANCHISOR OR ITS REPRESENTATIVES OF ANY INFORMATION THAT IS CONTRARY TO THE TERMS CONTAINED HEREIN.

[Please initial to acknowledge that you have read and understand this Section 18.3.]

ARTICLE XIV

ACKNOWLEDGMENTS

24.1 Area Developer acknowledges that he has conducted an independent investigation of all aspects relating to the Franchised Business and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the skills and ability of Area Developer as an independent business person or organization. Area Developer acknowledges that he has received, read and understands this Agreement, the attachments hereto and agreements relating thereto, and that Franchisor has accorded Area Developer ample time and opportunity to consult with advisors of Area Developer's own choosing about the potential benefits and risks of entering into this Agreement.

[Please initial to acknowledge that you have read and understand this Article XIV.]

IN WITNESS WHEREOF, the Parties' hereto have duly executed, sealed and delivered this Agreement on the day and year first above written.

FRANCHISOR:

MIKE'S MASTER MECHANICS	AREA DEVELOPER
By: [signature]	By: [signature]
Name: Mike Murphy	Name: Henry Antolak
Title: President	Title: Owner
Date: 12/15/2009	Date: 11/17/09

EXHIBIT "A"

DEVELOPMENT AREA

The Development Area shall be as follows:

Missouri Kansas Oklahoma Arkansas

MIKE'S MASTER MECHANICS

By: [signature]

Name: Mike Murphy

Title: President

AREA DEVELOPER

By: [signature]

Name: Henry Antolak

Title: Owner

EXHIBIT "B"

DISCLOSURE ACKNOWLEDGMENT STATEMENT

MK Automotive Inc. & Mike's Master Mechanics ("Franchisor") through the use of this document, desires to ascertain that "Area Developer" fully understands and comprehends that the purchase of a Mike's Master Mechanics Area Developer Franchised Business is a business decision, complete with its associated risks, and that it is the company policy of Franchisor to verify that Area Developer is not relying upon any oral statement, representations, promises or assurances during the negotiations for the purchase of the which have not been authorized by Franchisor.

1. Area Developer recognizes and understands that business risks, which exists in connection with the purchase of any business, make the success or failure of the Franchised Business subject to many variables, including the skills and abilities of the Area Developer, the hours worked by Area Developer, competition, interest rates, the economy, inflation, operating costs, lease terms and costs and the market place. Area Developer acknowledges his willingness to undertake these business risks.

2. Area Developer acknowledges receipt of Franchisor's Disclosure Document and Exhibits. Area Developer acknowledges that he has had the opportunity to personally and carefully review these documents. Furthermore, Area Developer has been advised to seek professional assistance, to have professionals review the documents and to consult with Area Developer regarding the risks associated with the purchase of the Franchised Business.

3. Area Developer agrees and states that the decision to enter into this Area Developer Franchised Business is in no manner predicated upon any oral representations, assurances, warranties, guarantees or promises made by Franchisor or any of its officers, employees or agents or servants as to the likelihood of success of the Area Developer Franchised Business. Area Developer further acknowledges that he has not received any information from Franchisor or any of its officers, employees or agents (including any franchise broker) concerning actual, average, projected or forecasted franchise sales, profits, or earnings. If Area Developer believes that he has received any information concerning actual, average, projected or forecasted Franchised Business sales, profits or earnings, please describe these in the space provided below or write "None".

[redacted]
____

Acknowledged this 17 day of NOV, 2009

[redacted]

By: ____________________

Name: Henry Antolak

Title: Owner

EXHIBIT "C"

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

WHEREAS:

a. Pursuant to the terms of the Area Developer Agreement between Franchisor and Area Developer, Franchisor has granted to Area Developer the right to own and operate a "Mike's Master Mechanics" business (the Franchised Business")

b. The Area Developer will have access to the Confidential Information (as defined below) in connection with the operation of the Franchised Business,

c. As a condition to allowing Area Developer to have access to the Confidential Information, and as a material term of the Area Developer Agreement, the Franchisor requires that Area Developer enter into this Agreement;

d. Due to the nature of Franchisor's business, any use or disclosure of the Confidential Information other than in accordance with this Agreement will cause Franchisor and Area Developer substantial harm.

THEREFORE:

Both Parties' herein agree:

1. Definition of Confidential Information.

As used herein, the term "Confidential Information" shall mean certain confidential and proprietary information and trade secrets consisting of the following categories of information and knowledge developed or to be developed or acquired by Franchisor, its Affiliates and/or its Franchisees and Area Developers (the "Confidential Information"), including, without limitation: (a) distinctive methods, techniques, equipment, specification, standards, policies, procedures, information, concepts and systems relating to, and knowledge of and experience in the development, operation and franchising of the Franchised Business; and (b) marketing and promotional programs for the Franchised Business.

2. Protection of Confidential Information.

Franchisor will disclose to Area Developer the Confidential Information pursuant to the Area Developer Agreement. Area Developer acknowledges and agrees that Area Developer will not acquire any interest in or right to use the Confidential Information, except the right to use it strictly in accordance with the Area Developer Agreement, and that the use or duplication of the Confidential Information in any other business would be detrimental to Franchisor and would constitute an unfair method of competition with Franchisor and other Franchised Business owners. Area Developer acknowledges and agrees that the Confidential Information is a valuable asset of Franchisor, is proprietary, includes trade secrets of valuable asset of Franchisor, and is disclosed to Area Developer by Area Developer solely on the condition that Area Developer agrees, and Area Developer hereby does agree, that Area Developer;

(a) will not use the Confidential Information in any other business or capacity;

(b) will maintain the secrecy and confidentiality of the Confidential Information during and after the term of the Area Developer Agreement;

(c) will not make unauthorized copies of any portion of the Confidential Information disclosed in written form; and

(d) will follow all reasonable procedures prescribed from time to time by Franchisor to prevent unauthorized use or disclosure of or access to the Confidential Information. Nothing contained herein shall be construed to prohibit Area Developer from using the Confidential Information in connection with the operation of a "Mike's

Master Mechanics" business. Area Developer agrees to disclose to Franchisor any ideas, concepts, methods, techniques and products relating to the development and operation of the Franchised Business conceived or developed by Area Developer during the term of this Agreement, and Franchisor shall have a perpetual, non-exclusive and World Wide right to incorporate same in the Mike's Master System for use in all Mike's Master Mechanics businesses operated by Franchisor and its Area Developers.

3. Restrictive Covenant during Term

Area Developer acknowledges and agrees that Franchisor would be unable to protect the Confidential Information against unauthorized use or disclosure and would be unable to encourage a free exchange of ideas and information among Mike's Master Mechanics businesses if persons or entities authorized to use the Confidential Information were permitted to hold interest in or perform services for a Competitive Business. As used in this Agreement, "Competitive Business" means any enterprise that:

(a) is substantially similar to the business then engaged in by a substantial number of Mike's Master Mechanics businesses; or

(b) Area Developer further acknowledges that restrictions on his/her direct or indirect ownership of interests in a Competitive Business will not hinder Area Developer's activities in connection with Area Developer's performance of the Area Developer Agreement.

(c) Area Developer therefore agrees that during the term of the Area Developer Agreement and so long as Area Developer is a shareholder, partner, employee, officer or director of Area Developer, Area Developer shall not directly or indirectly engage in any Competitive Business. As used in this Agreement, the phrase "directly or indirectly engage in any Competitive Business" shall include, without limitation: (i) the ownership of an interest in a Competitive Business by Area Developer or his/her spouse; and (ii) the performance of services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business by Area Developer or his/her spouse.

4. Restrictive Covenant upon Transfer Ownership

The Area Developer agrees that upon transfer, termination or expiration of ownership that the Area Developer will not directly or indirectly engage in any Competitive Business which is located in the Development Area or located within a radius of twenty-five (25) miles of any Mike's Master Mechanics Business, whether owned by Franchisor or any Franchisee or Area Developer for a period of two (2) years commencing on the effective date of such transfer.

5. Ligation

In the event of ligation, the Party or Parties' prevailing in any judicial proceeding in connection with this Agreement shall be entitled to reimbursement of their reasonable attorney fees and costs.

6. Waiver

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right or remedy at any other time or times.

7. Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision of this Agreement and any such provision which is adjudicated to be invalid or unenforceable shall be severed from this Agreement, provided that such severance is to apply only with respect to the operation of such provisions in the particular jurisdiction in which such adjudication is made. To the extent any restriction herein is deemed unenforceable by virtue of its scope in terms of time, geography or business activity prohibited, but may be made enforceable by reducing any or all thereof, the Parties' agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction where enforcement is sought.

deemed unenforceable by virtue of its scope in terms of time, geography or business activity prohibited, but may be made enforceable by reducing any or all thereof, the Parties' agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction where enforcement is sought.

8. Rights of Parties' are Cumulative

The rights of the Parties' hereunder are cumulative and no exercise or enforcement by a Party hereto of any right or remedy hereunder shall preclude the exercise or enforcement by them of any other right or remedy hereunder or which they are entitled by law to enforce.

9. Benefit

This Agreement shall inure to the benefit of and be binding upon the Parties' hereto and their respective successors and assigns.

10. Entire Agreement

This Agreement contains the entire agreement among the Parties'. This Agreement may not be modified or rescinded except by a written mutual consent.

11. Governing Law

This Agreement and the rights and obligations of the Parties' hereunder shall be governed by and construed in accordance with the internal laws of the State of Nevada, exclusive of such state's choice of law or conflict of law rules.

12. Counterparts.

This Agreement may be executed in counterparts and by facsimile each of which will be deemed an original.

IN WITNESS WHEREOF, the Parties' hereto have executed this Agreement as of the day and year first above written.

[redacted]

By: ____________________

Name: Henry Antolak

Its: Owner

EXHIBIT "D"

DEVELOPMENT SCHEDULE

Total Units 40 APPROX.

Area Developer acknowledges the development schedule above in relationship to their specific "Development Area" (Territory). The Area Developer agrees to sell or open a minimum of one center during the first eighteen months (18) after the execution of this agreement. Furthermore, the Area Developer agrees that he will have developed within five (5) years of the effective date of this agreement, a minimum of fifty percent (50%) of the total projected number of units/locations within their territory (the "Minimum Development").

MIKE'S MASTER MECHANICS

By: [signature]

Name: mike murphy

Title: President

AREA DEVELOPER

By: [signature]

Name: Henry Antolak

Title: Owner